EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                          FOR IMMEDIATE RELEASE   April 17, 2009
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ACME UNITED CORPORATION REPORTS FIRST QUARTER SALES AND EARNINGS


         FAIRFIELD, CONN. - April 17, 2009 - Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the quarter ended March 31, 2009 were $11.3 million, compared to $14.3 million in the comparable period of 2008, a decrease of 21% (19% in local currency). The sales decline was due to a reduction in orders from many of the Company's customers as the result of the contracting global economy.

         Net income was $42,000 or $.01 per diluted share for the first quarter ended March 31, 2009 compared to $753,000 or $.21 per diluted share for the comparable period last year. The lower net income is primarily the result of lower sales.

         Net sales for the first quarter 2009 in the U.S. segment decreased 22% compared to the same period in 2008. Net sales in Canada in the first quarter of 2009 decreased 24% in U.S. dollars and 5% in local currency. European sales in the first quarter of 2009 decreased 8% in U.S. dollars but increased 6% in local currency compared to the first quarter in 2008. Sales in Europe increased due to increased distribution of manicure products.

         Gross margins were 38.1% in the first quarter of 2009 compared to 42.0% in the first quarter of 2008. The margin in 2009 declined mainly due to product mix, the weaker Canadian dollar which raised the cost of products in our Canadian segment, and fixed costs spread over lower sales.

         Walter C. Johnsen, President and CEO said, "Our sales declines were across the school, home, office, and industrial markets. Nearly all our customers purchased less in the first quarter of 2009 compared to last year. We have cut many expenses including incentive pay, travel, telecommunications and legal fees, but continue to fund our next generation of products."

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         Mr. Johnsen added that there was some strengthening of sales in March, and that back to school orders appear to be good. He said that the Company added a number of major new customers during the past 6 months in the hardware, industrial and mass markets which are expected to generate incremental sales during 2009. While revenues were down for the quarter, Mr. Johnsen was encouraged by the new customers and the quality of new products, and he believes the Company is well positioned to execute its business plan in the current economic environment.

         The Company's bank debt less cash on March 31, 2009 was $8.6 million compared to $7.9 million on March 31, 2008. During the 12 month period ended March 31, 2009, Acme purchased 208,065 shares of its common stock for approximately $1.9 million and paid $600,000 in dividends. During the first quarter of 2009, the Company repurchased 30,000 shares for $215,000. As of March 31, 2009, there were 124,335 shares that may be purchased under the outstanding stock repurchase programs.

         ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office and industrial markets.

         Forward-looking statements in this report, including without limitation, statements related to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company's suppliers and customers (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth, and (iv) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.


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

                             ACME UNITED CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                            FIRST QUARTER REPORT 2009
                                   (unaudited)
                                                               Quarter Ended              Quarter Ended
Amounts in 000's except per share data                        March 31, 2009             March 31, 2008
-----------------------------------------------------------------------------------------------------------
Net sales                                                        $  11,297                  $  14,269
Cost of goods sold                                                   7,000                      8,283
Gross profit                                                         4,299                      5,986
Selling, general, and administrative expenses                        4,216                      4,918
Income from operations                                                  82                      1,068
Interest expense, net                                                    7                         96
Other (expense) income, net                                            (13)                       186
Pre-Tax income                                                          63                      1,158
Income tax expense                                                      21                        405
Net income                                                              42                        753

     Shares outstanding - Basic                                      3,343                      3,517
     Shares outstanding - Diluted                                    3,402                      3,666

Earnings per share - basic                                            0.01                       0.21
Earnings per share - diluted                                          0.01                       0.21

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

                             ACME UNITED CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            FIRST QUARTER REPORT 2009
                                   (Unaudited)

Amounts in $000's
-----------------
                                                              March 31, 2009             March 31, 2008
                                                          -------------------------------------------------
Assets
------
Current assets:
     Cash                                                        $   3,283                  $   4,815
     Accounts receivable, net                                        9,625                     12,482
     Inventories                                                    21,734                     20,076
     Prepaid and other current assets                                1,245                      1,228
                                                          -------------------------------------------------
Total current assets                                                35,888                     38,601

     Property and equipment, net                                     2,339                      2,536
     Long term receivable                                            1,933                          -
     Other assets                                                    2,512                      1,879
                                                          -------------------------------------------------
Total assets                                                     $  42,672                  $  43,016
                                                          =================================================

Liabilities and stockholders' equity
------------------------------------
Current liabilities
     Accounts payable                                            $   2,824                  $   3,912
     Other current liabilities                                       3,767                      2,903
                                                          -------------------------------------------------
Total current liabilities                                            6,591                      6,815

     Long-term debt                                                 11,880                     12,711
     Other non-current liabilities                                   1,944                        537
                                                          -------------------------------------------------
Total liabilities                                                   20,415                     20,062
Total stockholders' equity                                          22,257                     22,954
                                                          -------------------------------------------------
Total liabilities and stockholders' equity                       $  42,672                  $  43,016
                                                          =================================================

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